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                  [International Data Corporation Letterhead]



                                                                    Exhibit 99.1



Attention:                         3/23/00

Servicesoft Technologies

IDC consents to using the following data in SEC IPO Prospectus:

"International Data Corporation projects that the number of Internet users worldwide will grow from 196 million in 1999 to 502 million in 2003."

"International Data Corporation forecasts that the demand for e-service software and services will grow from $11 billion in 1998 to $43 billion by 2003."



Sincerely,


/s/ Alexa McCloughan
    ---------------------------
    Alexa McCloughan
    Senior Vice President